Exhibit 99.1                                     For Further Information Contact
                                                  Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

                      ROLLINS, INC. REPORTS STOCK BUY-BACK


ATLANTA, GEORGIA, April 1, 2005: Rollins, Inc., a nationwide consumer services company (NYSE Ticker Symbol - ROL), reported that during its first quarter ended March 31, 2005 it had purchased for cash 641,310 shares of its $1 par value common stock at an average price of $16.57 per share. The Board of Directors previously approved a program authorizing the repurchase of up to 3.0 million shares. Since the program's inception, 2,723,784 shares have been repurchased, and 276,216 additional shares may be purchased under this program. The program does not have an expiration date. All share and per share data has been adjusted for the three-for-two stock split effective March 10, 2005.

Rollins, Inc. is one of the nation's largest consumer services companies. Through its wholly owned subsidiaries, Orkin, Inc. and Western Pest Services, the Company provides essential pest control services and protection against termite damage, rodents, and insects to approximately 1.7 million customers in the United States, Canada, and Mexico from over 400 locations. You can learn more about Orkin by visiting our websites at www.orkin.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.



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